UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 27, 2010

KENDLE INTERNATIONAL INC.
(Exact name of Registrant as specified in its Charter)

Ohio	000-23019	31-1274091
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No. )
441 Vine Street, Suite 1200, Cincinnati, Ohio
45202
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (513) 381-5500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  –  Entry into a Material Definitive Agreement

On April 27, 2010, Kendle International Inc. (the “Company”), together with certain of its subsidiaries, entered into an Amendment No. 1 to Credit Agreement (the “Credit Agreement Amendment”) with various lenders and JPMorgan Chase Bank, N.A., as Administrative Agent (“JPMorgan”).  The Credit Agreement Amendment amends the Credit Agreement entered into by the parties thereto on or about March 15, 2010 (the “Original Credit Agreement”).

The Original Credit Agreement contemplated maturity of the Company’s obligations in March 2015, which maturity would accelerate to January 15, 2012 in the event that five percent (5%) or more of the currently outstanding principal amount of the Company’s convertible notes due 2012 (the “Convertible Notes”) had not been redeemed or repaid in full on or prior to January 15, 2012.  The Credit Agreement Amendment changes this maturity date to March 31, 2015 without reference to acceleration in connection with any amount of outstanding of Convertible Notes. The Credit Agreement Amendment contains other non-substantive revisions to certain representations, warranties and definitions.

This description of the Credit Agreement Amendment is qualified in its entirety by the exhibit herewith and incorporated herein by reference.

Item 2.03  –  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information included in Item 1.01 of this Report is incorporated by reference into this Item 2.03.

Item 9.01  -  Financial Statements and Exhibits

(a)           Not applicable

(b)           Not applicable

(c)           Exhibits

Exhibit No.	Description
10	Amendment No. 1 to Credit Agreement dated as of April 27, 2010 among the Company, the several lenders from time to time parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENDLE INTERNATIONAL INC.

Date: April 28, 2010	By:	/s/ Jarrod B. Pontius
Jarrod B. Pontius,
Vice President, Chief Legal Officer and Secretary